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                                                               EXHIBIT 12.2

                     CALIFORNIA STEEL INDUSTRIES, INC.

       COMPUTATION OF EBITDA AND RATIO OF EBITDA TO INTEREST EXPENSE

                                                                      Six Months Ended
                                                                          June 30,
                                                                      -----------------
                              1994    1995     1996    1997    1998     1998     1999
                             ------- ------- -------- ------- ------- -------- --------
Income before income
 taxes.....................  $56,648 $38,057 $ 69,866 $48,671 $42,570 $ 22,029 $ 35,252
Interest Expense...........    8,566  16,333   10,145  13,977  16,954    8,345    8,086
Excluding gain/loss of
 fixed assets..............    2,609   2,916    2,518   1,054     308      282      (11)
Depreciation/Amortization..   16,867  18,623   18,644  24,374  28,669   14,101   12,285
                             ------- ------- -------- ------- ------- -------- --------
  EBITDA...................  $84,690 $76,930 $101,373 $87,078 $86,491 $ 44,757 $ 55,612
                             ======= ======= ======== ======= ======= ======== ========
Interest exp. net..........  $ 8,566 $16,332 $ 10,145 $13,977 $16,904 $  8,345 $  8,086
Ratio of EBITDA to int.
 exp. .....................     9.9x    4.7x      10x    6.2x    5.1x     5.4x     6.9x
                             ======= ======= ======== ======= ======= ======== ========